SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 1999

CAPITAL AUTOMOTIVE REIT
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-23733 (Commission file number)	54-1870224 (I.R.S. Employer Identification Number)

1420 Spring Hill Road, Suite 525
McLean, Virginia 22102
(703) 288-3075
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

     On February 26, 1999, Capital Automotive REIT filed a Form 8-K dated February 26, 1999 listing certain factors that may affect our operating results and, therefore, the accuracy of our forward-looking statements. On January 19, 2000 and 2001, we amended and restated the disclosure contained in the Form 8-K. This Form 8-K/A amends and restates the disclosure in the Form 8-K/A filed on January 19, 2001 to reflect certain changes in the factors that may affect our operating results and, therefore, the accuracy of our forward-looking statements.

Item 5. Other Events.

     Before investing in our securities, investors should be aware that there are various risks. Investors should carefully consider, among other factors, the factors discussed in this Form 8-K/A as well as the risks discussed in any of our prospectuses or prospectus supplements. This Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Also, documents we subsequently file with the Securities and Exchange Commission will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors that may affect these statements are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be very different than those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

     References to “we,” “us” or “our” refer to Capital Automotive REIT or, if the context requires, Capital Automotive L.P., which we refer to as the “Partnership,” and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries. We are the sole general partner of the Partnership and as of December 31, 2001, owned approximately 76.7% of the units of partnership interest in the Partnership. Units of the Partnership held by limited partners (other than us) are redeemable, at the option of the holder, for cash, or we may assume the redemption obligations of the Partnership and acquire the units in exchange for our common shares on a one-for-one basis.

     In this Form 8-K/A, we use the term “dealerships” to refer to franchised automobile dealerships, motor vehicle service, repair or parts businesses and related businesses, which are the types of businesses that are operated on our properties and the term “dealer group” to refer to a group of related persons and companies who sell us properties. We also use the terms “dealer group,” “tenant,” or “operators of dealerships” to refer to the related persons and companies that lease our properties.

RISK FACTORS

Our ability to grow will be limited if we cannot obtain additional capital.

     Our growth strategy includes continuing to acquire properties that are operated by franchised automobile dealerships and motor vehicle service, repair, parts or other related businesses. We believe that it will be difficult to fund our expected growth with cash from operating activities because we are required to distribute to our shareholders at least 90% of our taxable income each year to qualify as a REIT. These circumstances will require us to rely primarily upon the availability of debt or equity capital, which may or may not be available on favorable terms or at all. The debt could include loans from third parties or the sale of debt securities. Equity capital could include our common or preferred shares or units of limited partnership interest of the Partnership. We cannot guarantee that additional financing, refinancing or other capital will be available. Our access to debt or equity capital depends on a number of things, including the market’s perception of our growth potential, ability to grow and pay dividends, and our current and potential future earnings. Future equity securities issued by us may have terms more favorable to investors in such securities than those of currently outstanding equity securities, and may result in substantial dilution of our current shareholders’ interests. Depending on the outcome of these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or could be unable to implement this strategy.

We may incur debt that is significant in relation to shareholders’ equity and assets.

     As of December 31, 2001, we had invested approximately $1.2 billion in properties. We have borrowed, and will continue to borrow, funds to buy properties. As of December 31, 2001, we had total debt outstanding of $701.2 million. Of this debt, approximately $637.7 million (consisting of $320.4 million of fixed rate debt and $317.3 million of variable rate debt) was mortgage debt secured by approximately 220 of our properties. In addition, we had $63.5 million outstanding on our revolving credit facilities. In the event of a default under a loan secured by properties, the lender could take possession of the properties securing that loan. We have adopted a policy to limit debt to approximately 65% of our assets (calculated as total assets plus accumulated depreciation). As of December 31, 2001, our debt was approximately 56% of our assets. This policy may be changed by our Board of Trustees at any time without shareholder approval. Under the current leverage policy, we would be permitted to and intend to obtain additional financing for our short- and long-term capital needs.

     In addition, to minimize interest rate risk, we typically match the average term of our long-term leases with the average term of our debt as well as the type of leases with the type of debt (fixed or variable) in order to maintain an investment spread over the lease term. We describe this process as “match-funding.” We currently intend to substantially match-fund at least 70% of our total outstanding long-term debt with long-term leases. As of December 31, 2001, approximately 82% of our debt outstanding (including the $81.2 million of variable-rate debt that will become fixed rate debt effective July 1, 2002, under an interest rate swap agreement) was substantially match-funded, non-recourse debt. We may change the 70% guideline at any time without shareholder approval. If we obtain additional debt or issue debt securities, our interest rate risk and interest expense may change. Additional debt may also increase our exposure to the general risks associated with debt financing. For example, outside lenders may impose restrictions on our ability to obtain additional debt capital or may limit our ability to engage in certain transactions. Any breach of these limitations could result in a default, which could mean that the lender would require all outstanding indebtedness to be immediately paid in full. To the extent any debt is secured by properties, we could risk losing the properties if there is a default. We may be unable to repay or refinance this indebtedness. We could also have to dispose of the properties on disadvantageous terms to repay indebtedness.

Rental payment defaults by significant tenants could adversely affect our revenues.

     For the year ended December 31, 2001, Sonic Automotive, Inc. and its affiliates (“Sonic”) accounted for approximately 25% of our total rental revenue and, as of December 31, 2001, approximately 22% of our annualized total rental revenue. If Sonic were to default on its lease obligations or declare bankruptcy, we may have significantly reduced rental revenues until the properties could be leased to a new tenant or tenants.

We may not be able to acquire additional properties on terms we believe are appropriate, or at all.

     There may not be opportunities for further acquisitions of properties or opportunities to finance the acquisition of properties on terms that meet our investment criteria. We may not be able to take advantage of the opportunities with which we are presented. This may affect our expected growth.

We may suffer if dealer groups and other tenants generate insufficient cash flows from their operations to permit them to pay their rent and fulfill their other obligations under their leases.

     We depend on tenants who lease our properties to pay rent and meet their other lease obligations. If a tenant fails to pay its rent or to perform any other obligation under the lease, the tenant could be in default under the lease. We could wait to see if the tenant resumes paying rent or otherwise starts to comply with the lease or we may be able to declare the lease in default and seek to enforce our remedies under the lease. If the lease has been guaranteed, we could also attempt to collect unpaid rent or other money that is owed by the tenant from the guarantor. We may never collect the money that is owed by the defaulting tenant or by a guarantor. We also may seek to evict a defaulting tenant. Often eviction is a time-consuming legal process. Assuming we were successful in evicting a tenant or obtaining another legal remedy, we could incur substantial expenses and legal fees. These and other events could divert the attention of management from day-to-day business. If the tenant is evicted or otherwise vacates the property, we would have to re-lease the property, which could also be a time-consuming and expensive process. We may not be able to re-lease a property on the same or better terms than the prior lease, or at all. Also, a tenant and/or guarantor can take actions to attempt to avoid paying rent or other money or to prevent a remedy (such as eviction). A tenant and/or guarantor can attempt to seek protection under the bankruptcy laws, which could result in a delay or reduction in the payments to us or could result in termination of the lease at the request of the tenant.

     We could face other risks from our relationship with the tenants. For example, the tenants could be limited partners of the Partnership, which could make us less inclined to take an action or influence the timing of any action, if there is a default. Also, we depend on our tenants to maintain good relationships with motor vehicle manufacturers and to comply with their franchise agreements. If a tenant does not comply, the manufacturer could take actions that could affect the ability of a tenant to pay rent or comply with other lease terms. We also depend on the tenant to keep the property adequately insured. If the tenant does not have enough insurance and there is a loss, we could incur all or some of the cost to repair or replace the property. In addition, if the tenant fails to pay taxes when due, we may be required to pay such taxes. This list of ways that we are dependent on the tenants is not all-inclusive. There are other ways in which actions by the tenant could have an adverse effect on us. The actions discussed above, as well as other events involving the tenant/lessor relationship, could adversely affect our financial condition and results of operations.

We may suffer if the dealer groups that lease the properties owned by us are unable to compete effectively in the highly competitive automotive retail industry.

     The operation of dealerships and related businesses is highly competitive. Many factors affect the automotive retail industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. Some of the dealer groups that lease our properties compete with dealerships that are larger and have greater financial and marketing resources. State franchise laws currently regulate competition and fair business practices between dealerships and prohibit manufacturers from selling directly to consumers. Competition may become stiffer if the state franchise laws are modified. In addition, the automotive retail industry is undergoing consolidation. Dealer groups which sell motor vehicles of a single or a limited number of brands are increasingly being acquired by dealer groups that represent many manufacturers and brands, resulting in larger and more efficient competitors.

     In addition, the dealer groups that lease our properties may face increased pricing pressure on new vehicle sales as a result of the emergence of the Internet. Consumers are placing an increased reliance on information found online to help them decide which vehicle to purchase. The use of the Internet by consumers may have a negative effect on new vehicle sales margins.

     The failure of the dealer groups that lease our properties to compete effectively in the changing industry environment may adversely affect our financial condition and results of operations.

We may be harmed if automotive sales and servicing profitability decline.

     Our strategy focuses on acquiring real estate from dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. As a result, we may be exposed to risks common to the automotive retail industry. A dealership’s success depends on general economic and other factors. Various factors, many of which are beyond the control of the dealer group that operates the dealership, may adversely affect motor vehicle sales and servicing profitability. These factors include circumstances that affect consumer spending, such as rates of employment, income growth or interest rates; as well as other national and local conditions, automotive innovations and general consumer sentiment. An economic downturn within the automotive retail industry may have a more significant effect on financial results than if we had diversified our investments into properties used by other types of businesses.

We may be harmed if manufacturers change production, inventory, marketing or other practices.

     A tenant’s ability to pay rent and perform its other obligations under a lease will be dependent to a significant extent on its relationship with the motor vehicle manufacturer. The tenants or their related dealer groups generally operate dealerships that sell the products of more than one manufacturer. The sales mix of makes and models of motor vehicles tends to change periodically; therefore, sales of the makes or models of one manufacturer today may not reflect the level of future sales of that manufacturer’s products. A reduction in inventory, particularly certain models, could lower automobile sales, which in turn could impact service and parts sales. Certain other factors can also affect sales, including the manufacturer’s financial condition, marketing programs and expenditures; vehicle design; production capabilities and management of the manufacturer; strikes and other labor actions by unions; negative publicity; product recalls; or litigation. The tenant may be unable to pay rent or meet other lease obligations if a dealership’s motor vehicle inventory is reduced or its profitability otherwise declines. Manufacturers exercise a substantial degree of control over dealerships, and the franchise agreements between the dealer groups and the manufacturers provide for termination or non-renewal for a variety of causes. We have no rights under the franchise agreements. If a manufacturer terminates or declines to renew one or more franchise agreements or negotiates terms for renewal that are better for the manufacturer, the tenant may be unable to pay rent to us and perform its other obligations under the lease.

Our operations and financial condition could be adversely affected by a number of factors affecting the value of real estate.

     Our investments are and will continue to be subject to the risks generally incident to the ownership of real property, including:

•	adverse changes in national or local economic conditions;

•	changes in the investment climate for real estate;

•	changes in real estate tax rates and other operating expenses;

•	adverse changes in governmental rules and fiscal policies, including zoning and land use;

•	acts of God which may result in uninsured losses; and

•	other factors which are beyond our control (such as acts of war or terrorism).

     Several material factors are discussed below.

     Common real estate risks could reduce our revenues or increase our expenses. The properties may generate total revenues lower than those anticipated.. If a property is not returned to us in good condition at the end of a lease, we may be required to expend our own funds to restore the property. These repair and restoration costs could be significant.

     Real estate tax levels could increase. Tax assessments on our properties may rise as a result of our acquisition of such properties or due to general market conditions. While the lease obligates the tenant to pay taxes, a tenant may be unable to pay the amount of any increase in taxes, or the increased costs could make the property less valuable in the future.

     Operating expenses could increase. The properties will be exposed to risks common to operating a commercial real estate property, any or all of which may affect us. For example, the properties will be subject to utility costs, operating expenses, insurance costs, repairs and maintenance, and administrative expenses. If we are unable to lease properties on a basis that obligates the tenants to pay such amounts, or if a tenant fails to or is unable to pay required amounts, then we could be required to pay those costs.

     We could have difficulty selling real estate we no longer want to hold. The illiquidity of real estate investments may delay our reaction to changes in economic or other conditions.

     We do not exercise complete control over the management or maintenance of the properties we lease. The tenants of the properties control the management and maintenance of the properties under the leases. The leases generally require that the tenants maintain the properties in good order, repair and appearance, and in compliance with all applicable laws. During the terms of the leases, we do not have the authority to require any tenants to oper-

ate the properties in a particular manner or to govern any particular aspect of their operation, except as set forth broadly in the leases.

If options for our common shares and redemption rights for the Partnership’s units are exercised, the number of common shares outstanding will increase, which may depress the price shareholders would receive if they sold their common shares.

     There are a large number of common shares reserved for issuance upon exercise of outstanding options which may increase the number of common shares that could be sold. As of December 31, 2001, we had options to acquire approximately 3,019,000 common shares outstanding, of which approximately 2,479,000 options were exercisable at a weighted average exercise price of $14.70, with a weighted average remaining contractual life of 6.4 years. In addition, as of December 31, 2001, there were options for approximately 260,000 additional common shares available under the Capital Automotive Group Amended 1998 Equity Incentive Plan.

     In addition, units issued by the Partnership for the acquisition of properties are redeemable by the holder generally after at least a one year holding period. The Partnership is obligated to redeem the units for cash, but we may elect to assume the obligation of the Partnership in which case we may pay cash or issue common shares. Units that are redeemed for shares will be exchanged on a one-for-one basis. As of December 31, 2001, approximately 8,006,000 units were outstanding, of which approximately 7,847,000 units were redeemable on such date.

The market price of our common shares may vary substantially.

     The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates. An increase in market interest rates may lead prospective purchasers of our common shares to demand a higher annual yield, which could reduce the market price of the common shares. Other factors could affect the market price of our common shares. Some factors to consider include:

•	differences between our actual financial results or operations and those expected by investors and analysts;

•	changes in analysts’ recommendations or projections;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

Environmental and other governmental laws and regulations could reduce the value or profitability of our properties.

     We and our tenants are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and regulations relating to gasoline storage, waste treatment and other environmental matters, including those discussed in the following paragraphs.

     Environmental Laws. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to hazardous materials, environmental protection and human health and safety. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons including tenants, owners or operators, for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.

     These laws and regulations apply to such past and present business operations of the dealer groups and other tenants as to the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes. Our tenants, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs associated with complying with such laws and regulations.

     We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or the tenants to spend funds to remedy environmental problems. As a current or previous owner, we may be held liable under certain laws for the costs of removal or remediation of certain hazardous or toxic substances found at a property. These costs could be substantial.

     Generally, our tenants must comply with environmental laws and meet remediation requirements. Our leases typically impose obligations on our tenants to indemnify us from any compliance costs we may experience as a result of the environmental conditions on the property. However, if a lease does not require compliance, or if a tenant fails to or cannot comply, we could be forced to pay such costs. If not addressed, environmental conditions could impair our ability to sell or re-lease the affected properties in the future or result in lower sales prices or rent payments.

     Americans With Disabilities Act of 1990. The properties, as commercial facilities, are required to comply with Title III of the Americans with Disabilities Act of 1990. Investigation of a property may reveal non-compliance with the Americans with Disabilities Act of 1990. The requirements of the Americans with Disabilities Act of 1990 may change in the future. Future compliance with the Act may require expensive changes to the properties. Although the tenant will typically have primary responsibility for complying with the Act, we may have to pay the costs if a tenant does not or cannot comply.

     Other Regulations. State and local fire, life-safety and similar requirements regulate the use of the properties. The leases typically require that each tenant comply with all regulations. Failure to comply could result in fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties. Non-compliance of this sort could affect our revenues from a tenant and our ability to re-sell or re-lease a property.

Certain members of our Board of Trustees have interests that could conflict with the interests of other shareholders.

     Certain conflicts of interest exist between us and Mr. Pohanka, Mr. Rosenthal and Mr. Sheehy, each of whom is one of our Trustees and affiliated with certain entities which have sold property to us and leases property from us. Messrs. Pohanka, Rosenthal and Sheehy may have the ability to influence our business and operations in connection with the following:

•	the terms of the leases for future properties which may be acquired from any one of them or related entities;

•	the exercise or waiver of our rights under a lease with one of them or related entities, including rights of first offer and repurchase rights;

•	the decision to sell or refinance a property;

•	the terms of any “lock-out” restrictions, which limit our ability to sell or refinance particular properties; and

•	the enforcement or waiver of the terms of any leases or other agreements with any one of them or related entities.

If other companies seek to acquire properties operated by dealerships, our acquisition costs may go up and the number of available acquisition opportunities and lease rates may go down.

     Other public or private entities may also target properties operated by dealerships for acquisition. Some of these companies may have greater financial resources and/or general real estate experience than we have. We believe that competition for properties will primarily be on the basis of established relationships in the market place, acquisition price and rental and other lease terms. Competition could increase acquisition prices and decrease rents. This in turn would adversely impact our financial results.

Distributions to shareholders may go down if we fail to continue to qualify as a REIT.

     We believe that we are organized and qualified as a REIT, and currently intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended. However, we cannot be assured that we are qualified as such, or that we will remain qualified as such in the future.

     Qualification as a REIT involves the application of highly technical and complex Code provisions. The complexity of these provisions and of the applicable income tax regulations that have been issued under the Code by the United States Department of Treasury (the “Treasury regulations”) is greater in the case of a REIT that holds its assets in partnership form. Certain facts and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying rents and other income. Satisfying this requirement could be difficult, for example, if defaults by tenants were to reduce the amount of income from qualifying rents. Also, we must make distributions to shareholders aggregating annually at least 90% of our net taxable income (excluding capital gains). In addition, new legislation, new regulations, new administrative interpretations or new court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to shareholders in computing taxable income;

•	we would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax;

•	unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified; and

•	the funds available for distribution to shareholders would be reduced substantially for each of the years involved.

     Meeting Minimum Distribution Requirements. Generally, a REIT must distribute 90% of its REIT taxable income annually to shareholders. We will be subject to income tax on amounts of undistributed REIT taxable income and net capital gain. In addition, we would be subject to a 4% excise tax if we fail to distribute sufficient income to meet a minimum distribution test based on our ordinary income, capital gain and aggregate undistributed income from prior years.

     We intend to make distributions to shareholders to comply with the Code’s distribution provisions and to avoid federal income and excise tax. Because our income is derived primarily from our share of income from the Partnership, our cash flow will consist primarily of distributions from the Partnership. We may need to borrow funds to meet our distribution requirements because:

•	our income or the Partnership’s income may not be matched by our or their related expenses at the time the income is received for purposes of determining taxable income; and

•	non-deductible capital expenditures, creation of reserves, or debt service requirements may reduce available cash but not taxable income.

In these circumstances, we might have to borrow funds even if our management believes the market conditions make borrowing financially unattractive or that such funds would not be borrowed absent tax considerations.

     Failing to Qualify as a Partnership. We believe that the Partnership is treated as a partnership, and not as a corporation, for federal income tax purposes. If the IRS were to challenge successfully the status of the Partnership as a partnership for federal income tax purposes:

•	the Partnership would be taxed as a corporation;

•	we would cease to qualify as a REIT for federal income tax purposes; and

•	the amount of cash available for distribution to our shareholders would be substantially reduced.

     Tax Treatment of Leases. We believe that the leases of properties owned by us will be treated as leases for federal income tax purposes. If the IRS were to challenge successfully the characterization of these leases, the Partnership would not be treated as the owner of the property for federal income tax purposes. As a result, the Partnership would lose tax depreciation and cost recovery deductions with respect to such properties, which in turn could cause us to fail to qualify as a REIT. Although we will use our best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a lease and the Partnership will be treated as the owner of the property for federal income tax purposes, we will not seek an advance ruling from the IRS and do not intend to seek an opinion of counsel that the Partnership will be treated as the owner of any leased properties for federal income tax purposes. Thus, there can be no assurance that future leases will be treated as leases for federal income tax purposes.

     Other Tax Liabilities. Even if we qualify as and maintain our status as a REIT, we may be subject to certain federal income taxes if we have a certain amount of non-qualified income. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. In addition, we and the Partnership may be subject to state and local taxes on our or their properties and income.

To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.

     The Code imposes certain limitations on the ownership of the stock of a REIT. For example, not more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). To protect our REIT status, our declaration of trust prohibits any one shareholder from owning (actually or constructively) more than (1) 9.9% of the outstanding common shares or (2) 9.9% of any class or series of outstanding preferred shares. The constructive ownership rules are complex. Shares of our capital stock owned, actually or constructively, by a group of related individuals and/or entities may be treated as constructively owned by one of those individuals or entities. As a result, the acquisition of less than 9.9% of the outstanding common shares and/or preferred shares (or the acquisition of an interest in an entity that owns common or preferred shares), by an individual or entity could cause that individual or entity (or another) to own constructively more than 9.9% of the outstanding stock. If that happened, the transfer or ownership would be void or such shares would be transferred to a charitable trust and then sold to someone who can own such shares without violating the 9.9% ownership limits.

     The Board of Trustees and two-thirds of shareholders eligible to vote at a shareholder meeting may remove these restrictions if they determine it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The 9.9% ownership restrictions may delay, defer or prevent a transaction or a change of our control that might involve a premium price for the common shares or otherwise be in the shareholders’ best interest.

Certain tax and anti-takeover provisions of our declaration of trust and bylaws may inhibit a change of our control.

     Certain provisions contained in our declaration of trust and bylaws and the Maryland General Corporation Law, as applicable to Maryland REITs, may discourage a third party from making a tender offer or acquisition proposal to us. If this were to happen, it would possibly delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent the shareholders from receiving a premium for their common shares over then-prevailing market prices. These provisions include:

•	the REIT ownership limits described above;

•	authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by the Board of Trustees;

•	the requirement that a two-thirds vote of the holders of common shares is needed to remove a member of the Board of Trustees; and

•	the terms of the Maryland General Corporation Law regarding business combinations and control share acquisitions.

We have the right to change some of our policies that may be important to our shareholders without shareholder consent.

     Our major policies, including our policies with respect to investments, leverage or financing, growth and debt capitalization, match-funding, as well as our REIT qualification and distributions, are determined by the Board of Trustees or those committees or officers to whom the Board of Trustees has delegated that authority. The Board of Trustees may amend or revise these and other policies from time to time without shareholder vote. Accordingly, the shareholders may not have control over changes in our policies.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

By: /s/ Thomas D. Eckert Name: Thomas D. Eckert Title: President and Chief Executive Officer

Date: January 22, 2002